Exhibit 99.2

CASCADE CORPORATION, #11031756

Q1 FY 2005 Earnings Conference

June 9, 2005, 2:00 p.m. PT

Moderator: Robert Warren

Operator

Good afternoon, ladies and gentlemen, and welcome to Cascade Corporation first quarter fiscal year 2006 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, June 9, 2005.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our CFO, and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through retail dealers and one-third is sold directly to the manufacturers, names that you all know such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,900 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the first quarter.

A. Anderson

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statement statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements, such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect our operating results and could cause the company’s actual future results to differ materially. Factors include but are not limited to general economic conditions, material costs, interest rates, foreign currency fluctuation, the demand for materials handling products, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, and the cyclical nature of the materials handling industry. Cascade cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2006 we are actually referring to the year ended January 31, 2006. We just completed the first quarter of fiscal 2006.

With that completed, let’s start with a review of the quarter.

Net income in the first quarter of fiscal 2006 was $12.2 million or 95 cents per share, up 49% compared to net income of $8.2 million or 65 cents per share for the first quarter of fiscal 2005.

Our performance was driven primarily by strong sales growth in North America and Europe. Improved fixed cost absorption due to higher volumes, cost reduction initiatives and price increases allowed us to generally overcome the impact of higher steel costs.

I will discuss these and other factors in more detail as we move through the primary components of the income statement and the regional reviews.

Consolidated net sales were $114.5 million in the first quarter, an increase of 22% compared to net sales of $93.5 million in the first quarter of 2005. 20% was due to increased sales in real terms and 2% was due to foreign currency changes.

Gross margin for the first quarter was 33% versus 34% a year ago. Margins in North America and Europe were unchanged from the prior year and Asia Pacific’s margins were down 2%.

Consolidated SG&A expenses were $18.3 million in the first quarter which represents an increase of 2% over the prior year. This increase is due entirely to foreign currency changes.

The decrease in amortization was due entirely to stock appreciation rights which were granted in May 2005. As we noted in prior calls, the current accounting requires a mark to market adjustment at the end of each quarter based on the market price of our common stock at quarter end. The unearned compensation is then amortized over a 4 year vesting period. Since the market price dropped from $36.60 to $31.50 during the quarter, the adjustment resulted in a reversal of previously recognized amortization expense resulting in income of $228,000 for the quarter.

Our effective tax rate of 35% was consistent with the rate from the first quarter of the prior year.

I’d now like to spend a few minutes discussing our operating results on a geographic basis.

Sales in North America were up 22% over the prior year. The primary factor driving our growth was a strong North American lift truck market. The Euro/U.S. dollar exchange rate also continues to make it difficult for European competitors to import into the North American market.

Gross margins for North America remained the same, at 39%. Although we have experienced higher volumes in all North American factories and implemented price increases on nearly all products, these benefits have been offset by higher material costs.

SG&A costs in North America were up 4% over the first quarter of fiscal 2005 due primarily to additional professional fees.

Looking at our results in Europe, net sales for the quarter were up 34%. Approximately 28% was real growth and 6% was due to the impact of foreign currencies. The primary factor contributing to the growth was approximately $6 million in additional sales resulting from our acquisition of the Falkenroth assets in Germany during the first half of fiscal 2005.

During the fourth quarter of last year we completed the integration of our two German fork factories. The first quarter of fiscal 2006 was the first full quarter after completion of the majority of the integration work.

Gross margins in Europe were 23% in the first fiscal quarter of both the current and the prior year. The improvements resulting from the integration of our German factories, higher fixed cost absorption, cost reduction initiatives and price increases have been offset by higher material costs.

Operating income has increased significantly from $750,000 in the first quarter of last year to $2.7 million in the first quarter of this year. The increase is due to higher gross margin contribution with no corresponding increase in SG&A.

Now turning to the Asia Pacific region. Revenues were up 4% over the first quarter of fiscal 2004. The majority of this increase was due to foreign currencies and also increasing sales from both of our facilities in China. Those of you who are familiar with Cascade will notice that this increase is somewhat lower than previous quarters. A significant factor was that February had an unusually low number of shipping days due to local holidays.

Gross margins of 32% in the first quarter were down from 34% in the prior year. The decrease is primarily due to a higher percentage of OEM product sales from Hebei which carry lower margins.

SG&A in the Asia Pacific region was 6% lower in the first quarter compared with the first quarter of fiscal 2005. The primary reason was expenses related to the expansion of our sales and service capabilities in China during fiscal 2005.

Turning to the balance sheet. Our balance of cash and marketable securities at April 30, 2005 was consistent with year end. A high percentage of the cash generated in the first quarter was retained in working capital to support the increased sales level. Long term debt of $31.8 million was unchanged from year end.

Capital expenditures were $2 million and depreciation expense was $3.6 million in the first quarter.

I’ll turn it back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. As many of you know, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends. Globally, lift truck shipments in the first quarter of the year were up 13% over the first quarter of calendar year 2004.

In North America, lift truck shipments were up 25% and orders were up 5% during the first quarter. While shipments remained strong, we have seen a softening in the order rate in April and May. With the current backlog it appears that lift truck shipments in North America should remain strong at least through the next quarter.

Lift truck shipments in the European market were up 10% and orders were up 3% in the first quarter compared to last year. We are not anticipating any significant changes in the European lift truck market at this time.

In the Asia Pacific region, lift truck shipments were up 5% and orders were up 7% compared to the first quarter of last year. We expect continued growth in this market.

I would now like to comment on several additional topics. Over the past several years we have been discussing our European business in some detail. As Andy has previously mentioned, we returned to profitability in Europe during the first quarter of this year. This is due to the successful completion of our acquisition plan for our fork operations.

Tuesday, I reported to our shareholders at our annual meeting that achieving this same result in our attachment business will be more difficult and time consuming. Although there have been some consolidation over the past several years including our purchase of the Italian manufacturer, Roncari, the European market continues to be characterized by too many comparatively small competitors and excessive production capacity.

During the past year we looked very carefully at possible opportunities for further consolidation in the European attachment industry. We have concluded that the capital required measured against the potential economic returns would simply not be a good investment for our shareholders at this time.

I want to emphasize that this does not represent a retreat from our goal of achieving a leading market position and a satisfactory financial return in the European attachment market. What it does represent is the decision and the commitment to work with the assets we already have in place and an acceptance of the fact that success will likely take more time to achieve than we wish.

As part of our ongoing cost reduction activities in Europe, we are planning the closure of our Hoorn manufacturing facility in The Netherlands later this year. The Hoorn products will be integrated into our Almere and Verona facilities. We anticipate incurring direct expenses this year of approximately $2.2 million related to the closure.

I would also like to mention that we are currently evaluating several expansion projects in China. I will be talking more about these initiatives in the coming quarterly calls.

On a consolidated level we remain optimistic about the second quarter due to the substantial backlog in the North America lift truck market and the continuing strength in Asia and the positive results being generated by our fork business in Europe.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections. This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time we would like to begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question comes from Joe Giamichael with CJS Securities. Please go ahead.

J. Giamichael	Good afternoon, gentlemen. Congratulations on a very strong quarter.

Management.	Thanks, Joe.

J. Giamichael

It sounds like lift truck shipments at least continue at historical high levels here while order rates appear to have slowed a little bit. Do you get the feeling that you’re beginning to have backlogs worked down and not seeing the initial order rates that you’d seen in the past?

R. Warren

We’re seeing certainly that would level out. At these order rates it’s still a good level, but they will not be at the increases we’ve seen over the last year. So far, as far as we can see, they’ve softened up, but they’re at acceptable levels if they stay at this level. We just don’t know if it’s a trend.

J. Giamichael	Got it. In Europe have you worked through the inventory that was associated with the Falkenroth acquisition?

R. Warren	Yes, we have. We pretty much worked through that in the fourth quarter of last year.

J. Giamichael

Okay and then just one last question. We on the last call discussed some change in the competitive environment in Asia in terms of additional suppliers that had started to enter the market. Can you just give us an update as to what the competitive environment is there and what changes you’re seeing?

R. Warren

We have seen some additional activity from our European attachment competitors in the Chinese market. We know that Bolzoni is initiating a plant in China for some of its production and a German competitor, Kaup, has had an operation in the city we operate out of in Xiamen primarily related to the Linde installation there.

J. Giamichael	Got it. Well, congratulations on a very strong quarter and look forward to seeing you at our summer conference.

Management.	Thanks, Joe.

Operator	Thank you. Our next question comes from Frank Magdalen with the Robins Group. Please go ahead.

F. Magdalen	Good afternoon and congratulations on a very good quarter.

Management.	Thanks, Frank.

F. Magdalen	I’ve got a number of small housekeeping items, but before that the big one for me would be if you’re going to expand in China what would the capital cost be there?

R. Warren	It’s hard to say right now, Frank, but I would say generally they would be on the lower side than the higher side. We’re not looking at $100 million; we’re looking at substantially less than that.

F. Magdalen	Would it be like a greenfield plant or you just add on to something that you already have?

A. Anderson	We’re looking at a number of possibilities.

R. Warren	A greenfield would certainly be a possibility, but I think it’d be somewhere between $10 and $20 million.

F. Magdalen	Okay, that firms that up. What will cap ex be this year ex anything in China?

R. Warren	Capex in China?

F. Magdalen	Excluding.

R. Warren	$13.5 million.

A. Anderson	I think on an ongoing basis, Frank, we are budgeting capex to be running just about at depreciation. We want to be sure that we’re replacing things appropriately.

F. Magdalen	Okay. How about tax rate for the balance of the year?

A. Anderson	At this moment we’ve got a number of moving parts in our tax calculation, but at this moment we are going to stick with 35%.

F. Magdalen

Okay, so that’s historically down maybe 100 basis points or so from the other quarters. Can you hold the SG&A expense where you are now relatively speaking at about $18.3 to $18.5 million per quarter with the exception of the fourth quarter?

A. Anderson

Yes, in fact if anything our efforts are going to be looking for cost reduction opportunities in our European attachment market, but so far the increase in business you see has not forced us to radically change our SG&A so we are confident in those levels going forward.

F. Magdalen	That’s commendable on that going forward. When would you start booking the expenses for the plant closure in Europe?

A. Anderson	Next quarter.

F. Magdalen	Meaning not the quarter we’re in now, but the following quarter.

A. Anderson	I’m sorry, the quarter we’re in now, second, third and fourth quarters.

F. Magdalen	Through all three, okay.

A. Anderson	There’ll be some coming through all three, yeah.

F. Magdalen	Alright, I think that takes care of my questions for now. Nice quarter.

Management.	Thanks, Frank.

Operator	Thank you. Our next question comes from JB Groh with DA Davidson. Please to ahead.

JB Groh

Hi, guys. You mentioned in the release give us a clue as to what the cost will be and you said that you expect the benefits to begin being realized in fiscal ‘07, but I got on a little late. Did you give any sort of number in terms of an annual cost savings related to that closure?

A. Anderson	The cost savings will not be linear exactly, but if you consider we anticipate having all the expenses returned within less than three years, there’s a 2½ year pay back.

JB Groh	Okay, payback 2 and a half years. Okay, thanks.

Management.	You bet.

Operator	Mr. Warren, I’m showing that there are no further questions at this time. You may continue with any closing remarks you have.

R. Warren	Terrific. Again, thanks so much for your time and participation today. We genuinely appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator

Ladies and gentlemen, this concludes the Cascade Corporation first quarter earnings conference call. If you would like to listen to a replay of today’s conference you may dial in at 800-405-2236 and enter the access number of 11031756#. For international callers please dial 303-590-3000.

Thank you for your participation. You may now disconnect.